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                                 EXHIBIT 99.3



                      PRESS RELEASE DATED OCTOBER 7, 1998

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                                 PRESS RELEASE

ATLANTA--(BUSINESS WIRE)--Oct. 7, 1998--IVI Checkmate Corp. (NASDAQ NMS:CMIV - news; TSE:IVC/IVI) announces today the distribution date of stock purchase Rights under the Company's previously announced Stockholder Protection Rights Plan.

At the close of business on October 16, 1998, a dividend of one stock purchase Right will be declared and distributed to stockholders of record for each outstanding share of common stock and for each exchangeable share of IVI Checkmate Ltd. The Rights will expire on the tenth anniversary of the distribution date.

Future issuances of IVI Checkmate common stock and IVI exchangeable shares will include stock purchase Rights. Generally, each Right will be exercisable only if a person or group acquires 15% or more of IVI Checkmate's common stock or announces a tender offer. Each Right will entitle stockholders to buy one one-thousandth of a share of new series of junior participating preferred stock of the Company at an exercise price of $30.00. Prior to the time they become exercisable, the Rights are redeemable for one cent per Right at the option of the Board.

International Verifact Inc. of Toronto, Canada, and Checkmate Electronics, Inc. of Roswell, Georgia, merged to form IVI Checkmate Corp., the third largest electronic payment solutions provider in North America. IVI Checkmate is a full-service solutions provider in the U.S., Canada, and Latin America. IVI Checkmate serves the retail, financial, transportation, healthcare and hospitality industries, with offices in the U.S. and Canada as well as established strategic alliances and worldwide partnerships.

This press release contains forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Management cautions that these statements represent projections and estimates of future performance and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, without limitation, the Company's dependence on its limited suppliers and manufacturers of component parts of its products; rapid and significant technological developments that could delay the introduction of improvements in existing products or of new products; the Company's dependence on its proprietary technologies (which may be independently developed by competitors); the Company's dependence on a small number of large retail customers; the potential fluctuation in financial results as a result of the Company's inability to make sales to large customers as well as the volume and timing of bookings received during a quarter and variations in sales mix; competition from existing companies as well as new market entrants; and, the Company's dependence on key personnel.
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Contact:


  IVI Checkmate Corp.
  L. Barry Thomson, 416/245-6700

  or

  IVI Checkmate Corp.
  John J. Neubert, 770/594-6000

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